Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form S-1 of Aileron Therapeutics, Inc. of our report dated April 14, 2017, except for the effects of the reverse stock split discussed in Note 15 to the financial statements, as to which the date is June 19, 2017, relating to the financial statements, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

June 19, 2017